Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017 (except for the paragraphs included under the caption “Merger and Offering” described in Notes 1 and 15, as to which the date is May 22, 2017), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-217320) and related Prospectus of Aerpio Pharmaceuticals, Inc. for the registration of 27,367,117 shares of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

June 9, 2017